Exhibit 99.1

Pitney Bowes Announces Second Quarter Results for 2008

STAMFORD, Conn.--(BUSINESS WIRE)--Pitney Bowes Inc. (NYSE:PBI) today reported second quarter 2008 financial results.

Revenue increased 3 percent to $1.6 billion and adjusted income from continuing operations was $144 million. Adjusted income for the quarter excludes charges related to restructuring initiatives that the company announced on November 15, 2007 to reduce costs, accelerate operational improvements and transition its product line. On a Generally Accepted Accounting Principles (GAAP) basis, the company reported income from continuing operations of $131 million and net income of $128.5 million.

Adjusted earnings per diluted share from continuing operations for the second quarter was $0.69, which compares with $0.71 for the prior year, when the company benefited from sales of equipment that helped customers comply with the provisions of the U.S. Postal Service rate case, which requires that postage be based on shape as well as weight. On a GAAP basis, the company reported earnings per diluted share from continuing operations of $0.63 for the quarter, compared with $0.69 per diluted share for the prior year. Diluted earnings per share for the quarter was $0.61 including discontinued operations, compared with $0.68 in the prior year.

The company’s results for the quarter are further summarized in the table below:

Second Quarter
Adjusted EPS	$0.69
Restructuring & Asset Impairments	($0.06)
GAAP EPS from Continuing Operations	$0.63
Discontinued Operations	($0.01)
GAAP EPS	$0.61*

* Note: The sum of the EPS amounts do not equal the totals above due to rounding

Free cash flow for the quarter was $205 million, while cash from operations was $213 million. Year-to-date, free cash flow was $401 million, while cash from operations was $461 million.

During the quarter, the company used $73 million of cash for dividends and $92 million to buy back 2.6 million of its shares. The remaining authorization for future share repurchases was $134 million at the end of the second quarter. Year-to-date, the company has returned $419 million to shareholders in the form of dividends and share repurchases.

Commenting on the company’s performance, President and CEO Murray D. Martin noted, “We are pleased that we remain on target to deliver full-year financial results consistent with our original guidance despite difficult comparisons for the first half of the year, and the challenging economic environment. We continue to experience strengthening demand in key markets outside of the U.S. for a wide range of our solutions and services that help businesses target, personalize, produce and distribute relevant communications to their customers. As we did in the first quarter, we are pleased to again increase our annual free cash flow guidance based on the year-to-date strong generation of cash, and our continued focus on working capital and expense management for the balance of the year.

“At the end of the quarter we concluded our strategic review of the U.S. Management Services operations and decided to retain and grow this business. During the review, we identified and began to execute actions to enhance Management Services’ profitability and long-term performance. We have already begun to see the benefits of these actions reflected in the operation’s improving margins.”

Business Segment Results

Mailstream Solutions includes worldwide revenue and related expenses from the sale, rental, and financing of mail finishing, mail creation, shipping, and production mail equipment; supplies; mailing and multi-vendor support services; payment solutions; and mailing, customer communication, and location intelligence software.

In the second quarter, Mailstream Solutions revenue declined 1 percent to $1.1 billion compared with the prior year, and earnings before interest and taxes (EBIT) declined 10 percent to $294 million.

Within Mailstream Solutions:

As anticipated, U.S. Mailing’s weaker revenue and unfavorable EBIT comparisons for the quarter reflected higher equipment sales in the prior year due to the 2007 postal rate case. This quarter’s results were also impacted by weak economic conditions and the slowing of the U.S. Postal Service’s mandated meter technology transition, which ends in December. The segment’s revenue declined 14 percent to $551 million due primarily to the decline in higher margin equipment sales related to shape-based pricing, resulting in a 16 percent EBIT decline to $221 million.

International Mailing’s revenue grew 20 percent to $302 million and EBIT increased 41 percent to $51 million. The segment’s revenue grew 6 percent, excluding the effects of currency and acquisitions. Revenue growth benefited by about 12 percent from favorable currency translation and by about 1 percent from acquisitions. Revenue growth also benefited from increased equipment sales in the UK and France, and continued good growth in supplies. EBIT margin comparisons with the prior year were favorably affected by an improving cost structure in Europe and a legal settlement during the quarter which increased margins by about 250 basis points.

Worldwide revenue for Production Mail grew 3 percent to $149 million while EBIT decreased 18 percent to $15 million. Favorable currency translation contributed about 5 percent to revenue growth. The revenue benefits from higher equipment placements in the UK and France were offset by lower equipment sales in the U.S. and parts of Europe. The EBIT margin declined primarily due to favorable net legal recoveries in Europe last year, which improved margins by about 200 basis points and a change in the geographic mix of business this year.

Software revenue increased 23 percent to $102 million, while EBIT decreased 27 percent to $6 million. Software sales grew at a double-digit pace outside of the U.S., but declined within the U.S. as a result of weak economic conditions, causing some large enterprise accounts to defer their purchase decisions. Revenue grew 3 percent, excluding the effects of currency and acquisitions. Acquisitions, including MapInfo, contributed 16 percent to revenue growth and favorable currency translation contributed about 4 percent. The decline in EBIT margin was due to the timing of the acquisition of MapInfo in mid-April 2007, product mix, and the planned global investment in sales, marketing and research and development.

Mailstream Services includes worldwide revenue and related expenses from facilities management contracts, reprographics, document management, and other value-added services for targeted customer markets; mail services operations, which include presort mail services and international mail services; and marketing services.

For the quarter, Mailstream Services reported revenue growth of 14 percent to $484 million, and an EBIT increase of 37 percent to $38 million versus the prior year.

Within Mailstream Services:

Management Services’ revenue increased 9 percent to $300 million for the quarter while EBIT increased 14 percent to $18 million. The segment’s revenue growth for the quarter benefited from last year’s acquisition of a French business services company, which added about 9 percent to revenue growth, and favorable currency translation, which added about 3 percent to revenue growth. The segment’s revenue was further affected by lower transaction volumes for some U.S. financial services customers. EBIT margin in the segment benefited from improvements in the U.S., where the company focused on reducing costs, particularly through several productivity initiatives. The margin benefits from the U.S. actions were partially offset by the costs associated with the acquisition in France.

During its recently concluded strategic review of the U.S. Management Services operations, the company identified several opportunities to drive future growth and enhance profitability by deploying new solutions, bringing greater technology to traditional mail and print management services, and driving further integration of end-to-end solutions that incorporate more of the full suite of Pitney Bowes capabilities.

Mail Services revenue grew 23 percent to $135 million and EBIT grew 46 percent to $16 million. Revenue growth was driven by both presort and international mail services. EBIT benefited from operating leverage from the increase in mail volume processed and increased operating efficiencies. Acquisitions added about 8 percent to revenue growth.

Marketing Services revenue increased 21 percent to $48 million. The segment’s results benefited from the continued expansion of marketing services programs, and acquisitions which added about 11 percent to revenue growth. The segment’s EBIT margin improved by approximately 4 percentage points versus the prior year as a result of the company’s phased exit from the motor vehicle registration services program.

2008 Guidance

Based upon the first half-year results and the outlook for the remainder of the year, the company increased full-year free cash flow guidance to a range of $675 to $750 million and reaffirmed 2008 expected revenue growth of 6 to 9 percent, and adjusted earnings per diluted share from continuing operations of $2.80 to $2.90.

Adjusted earnings per diluted share excludes charges related to the initiatives that the company announced on November 15, 2007 to reduce costs, accelerate improvements in operational efficiency, and transition its product line. Adjusted earnings per diluted share also excludes a first quarter tax adjustment associated with a UK leasing program that ended in 2002. The company anticipates that the restructuring and asset impairment charges in 2008 in connection with the transition initiatives will be in the range of $50 million to $100 million ($0.15 to $0.30 per diluted share).

On a GAAP basis, earnings per diluted share from continuing operations is expected to be in the range of $2.47 to $2.72.

The 2008 earnings guidance is summarized in the table below.

Continuing Operations	Full Year 2008	Full Year 2007
Adjusted EPS	$2.80 to $2.90	$2.72
Restructuring & Asset Impairments	($0.15 to $0.30)	($0.87)
Tax Adjustments	($0.03)	($0.16)
MapInfo Accounting	N/A	($0.05)
GAAP EPS	$2.47 to $2.72	$1.63*

* Note: The sum of the EPS amounts do not equal the totals above due to rounding

Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 5:00 p.m. EST. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes engineers the flow of communication. The company is a $6.3 billion global leader of mailstream solutions headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit www.pitneybowes.com.

Pitney Bowes has presented in this earnings release diluted earnings per share on an adjusted basis. Also, management has included a presentation of free cash flow on an adjusted basis, adjusted income from continuing operations, and earnings before interest and taxes (EBIT). Management believes this presentation provides a reasonable basis on which to present the adjusted financial information, and is provided to assist in investors' understanding of the company's results of operations. The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, earnings per share, income from continuing operations, and free cash flow results are adjusted to exclude the impact of special items such as transition initiatives, restructuring charges, accounting adjustments and write downs of assets, which materially impact the comparability of the company's results of operations. Although transition initiatives and restructuring charges represent actual expenses to the company, these charges might mask the periodic income and financial and operating trends associated with our business. The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for discretionary uses if it made different decisions about employing its cash. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. Of course, these items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

The adjusted financial information and certain financial measures such as EBIT are intended to be more indicative of the ongoing operations and economic results of the company. EBIT excludes interest payments and taxes, both cash expenses to the company, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT, in addition to net income and income from continuing operations, for purposes of measuring the performance of its unit management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables.

The adjusted financial information should be viewed as a supplement to, rather than a replacement for, the financial results reported in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

Pitney Bowes has provided in supplemental schedules attached for reference adjusted financial information and a quantitative reconciliation of the differences between the adjusted financial measures with the financial measures calculated and presented in accordance with GAAP, except with respect to our guidance because it would not be meaningful. Additional reconciliation of adjusted financial measures to financial measures calculated and presented in accordance with GAAP may be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

The information contained in this document is as of June 30, 2008. Quarterly results are preliminary and unaudited. This document contains “forward-looking statements” about our expected future business and financial performance. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as “estimate,” “project,” “plan,” “believe,” "expect," "anticipate," “intend,” and similar expressions may identify forward-looking statements. For us forward-looking statements include, but are not limited to, statements about possible restructuring charges and our future guidance, including our expected revenue, and our expected diluted earnings per share for the full year 2008. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: negative developments in economic conditions, including adverse impacts on customer demand, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2007 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions or dispositions.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three and six months ended June 30, 2008 and 2007, and consolidated balance sheets at June 30, 2008 and March 31, 2008, are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue from:
Equipment sales	$311,650	$360,361	$614,363	$653,971
Supplies	101,286	96,398	208,886	196,700
Software	109,120	88,242	214,525	131,324
Rentals	185,855	180,911	370,808	368,981
Financing	197,263	194,837	396,202	385,417
Support services	194,955	192,773	386,480	379,077
Business services	487,957	429,512	970,779	841,801

Total revenue	1,588,086	1,543,034	3,162,043	2,957,271

Costs and expenses:
Cost of equipment sales	166,282	168,958	327,395	317,214
Cost of supplies	26,419	24,725	54,291	50,848
Cost of software	26,453	21,076	54,190	32,624
Cost of rentals	39,671	43,261	77,975	85,682
Cost of support services	115,931	107,317	229,926	212,821
Cost of business services	383,009	339,972	762,300	663,623
Selling, general and administrative	497,689	488,115	994,184	913,517
Research and development	53,168	47,104	103,168	90,673
Interest, net	54,127	62,541	112,904	119,268
Restructuring and asset impairments	18,815	-	35,908	-

Total costs and expenses	1,381,564	1,303,069	2,752,241	2,486,270

Income from continuing operations
before income taxes	206,522	239,965	409,802	471,001

Provision for income taxes	70,386	81,588	145,933	161,294
Minority interest	4,796	4,796	9,594	9,542

Income from continuing operations	131,340	153,581	254,275	300,165
Discontinued operations	(2,831)	(1,342)	(6,663)	(3,130)

Net income	$128,509	$152,239	$247,612	$297,035

Basic earnings per share
Continuing operations	$0.63	$0.70	$1.21	$1.37
Discontinued operations	(0.01)	(0.01)	(0.03)	(0.01)

Net income	$0.62	$0.69	$1.18	$1.35

Diluted earnings per share
Continuing operations	$0.63	$0.69	$1.20	$1.35
Discontinued operations	(0.01)	(0.01)	(0.03)	(0.01)

Net income	$0.61	$0.68	$1.17	$1.33

Average common and potential common
shares outstanding	209,543,013	222,481,360	211,481,391	222,968,478

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
June 30, 2008
(Unaudited)

(Dollars in thousands)
			%
	2008	2007	Change
Second Quarter

Revenue

U.S. Mailing	$550,849	$638,045	(14%)
International Mailing	302,085	252,390	20%
Production Mail	149,400	145,235	3%
Software	102,250	82,821	23%
Mailstream Solutions	1,104,584	1,118,491	(1%)

Management Services	300,454	275,052	9%
Mail Services	134,764	109,455	23%
Marketing Services	48,284	40,036	21%
Mailstream Services	483,502	424,543	14%

Total Revenue	$1,588,086	$1,543,034	3%

EBIT (1)

U.S. Mailing	$220,526	$263,729	(16%)
International Mailing	51,462	36,621	41%
Production Mail	15,350	18,702	(18%)
Software	6,317	8,617	(27%)
Mailstream Solutions	293,655	327,669	(10%)

Management Services	18,230	16,005	14%
Mail Services	15,980	10,961	46%
Marketing Services	3,527	619	470%
Mailstream Services	37,737	27,585	37%

Total EBIT	$331,392	$355,254	(7%)

Unallocated amounts:
Interest, net	(54,127)	(62,541)
Corporate expense	(51,928)	(52,748)
Restructuring charges	(18,815)	-
Income before income taxes	$206,522	$239,965

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring and asset impairment charges.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
June 30, 2008
(Unaudited)

(Dollars in thousands)
			%
	2008	2007	Change
Year To Date

Revenue

U.S. Mailing	$1,103,434	$1,218,048	(9%)
International Mailing	610,418	510,240	20%
Production Mail	284,804	274,536	4%
Software	201,913	121,372	66%
Mailstream Solutions	2,200,569	2,124,196	4%

Management Services	603,089	547,711	10%
Mail Services	260,186	210,057	24%
Marketing Services	98,199	75,307	30%
Mailstream Services	961,474	833,075	15%

Total Revenue	$3,162,043	$2,957,271	7%

EBIT (1)

U.S. Mailing	$444,481	$508,147	(13%)
International Mailing	101,397	82,887	22%
Production Mail	23,933	25,585	(6%)
Software	12,795	11,874	8%
Mailstream Solutions	582,606	628,493	(7%)

Management Services	36,867	36,789	0%
Mail Services	34,369	22,770	51%
Marketing Services	5,279	1,139	364%
Mailstream Services	76,515	60,698	26%

Total EBIT	$659,121	$689,191	(4%)

Unallocated amounts:
Interest, net	(112,904)	(119,268)
Corporate expense	(100,507)	(98,922)
Restructuring charges	(35,908)	-

Income before income taxes	$409,802	$471,001

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring and asset impairment charges.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)

Assets	06/30/08	03/31/08
Current assets:
Cash and cash equivalents	$429,412	$397,786
Short-term investments	26,842	68,112
Accounts receivable, less allowances:
06/08 $51,406 03/08 $52,537	880,918	853,236
Finance receivables, less allowances:
06/08 $43,985 03/08 $44,017	1,481,158	1,484,342
Inventories	214,110	218,036
Current income taxes	92,392	89,409
Other current assets and prepayments	263,806	268,401

Total current assets	3,388,638	3,379,322

Property, plant and equipment, net	610,080	613,590
Rental property and equipment, net	430,255	434,624
Long-term finance receivables, less allowances:
06/08 $28,803 03/08 $30,932	1,506,636	1,522,087
Investment in leveraged leases	242,853	239,847
Goodwill	2,393,229	2,343,049
Intangible assets, net	439,405	444,120
Non-current income taxes	31,659	31,014
Other assets	610,884	621,897

Total assets	$9,653,639	$9,629,550

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,915,896	$1,893,884
Current income taxes	112,639	140,876
Notes payable and current portion of long-term obligations	866,862	818,503
Advance billings	593,666	597,935

Total current liabilities	3,489,063	3,451,198

Deferred taxes on income	495,828	473,342
FIN 48 uncertainties and other income tax liabilities	298,962	291,859
Long-term debt	4,013,910	4,047,013
Other noncurrent liabilities	427,993	428,339

Total liabilities	8,725,756	8,691,751

Preferred stockholders' equity in a subsidiary company
	384,165	384,165

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	7	7
Cumulative preference stock, no par value, $2.12 convertible	983	987
Common stock, $1 par value	323,338	323,338
Capital in excess of par value	248,681	246,992
Retained earnings	4,234,666	4,178,725
Accumulated other comprehensive income	134,629	130,163
Treasury stock, at cost	(4,398,586)	(4,326,578)

Total stockholders' equity	543,718	553,634

Total liabilities and stockholders' equity	$9,653,639	$9,629,550

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

GAAP income from continuing operations
after income taxes, as reported	$131,340	$153,581	$254,275	$300,165
Restructuring and asset impairments	12,393	-	22,745	-
Tax adjustment	-	-	6,480	-
MapInfo Purchase accounting	-	5,214	322	5,214
Income from continuing operations
after income taxes, as adjusted	$143,733	$158,795	$283,822	$305,379

GAAP diluted earnings per share from
continuing operations, as reported	$0.63	$0.69	$1.20	$1.35
Restructuring and asset impairments	0.06	-	0.11	-
Tax adjustment	-	-	0.03	-
MapInfo Purchase accounting	-	0.02	0.00	0.02
Diluted earnings per share from continuing
operations, as adjusted	$0.69	$0.71	$1.34	$1.37

GAAP net cash provided by operating activities, as reported
	$212,517	$186,751	$460,854	$406,976
Capital expenditures	(58,413)	(60,850)	(115,346)	(128,421)
Restructuring payments and discontinued operations	24,817	8,983	37,510	22,389
Reserve account deposits	25,685	20,456	18,452	9,504

Free cash flow, as adjusted	$204,606	$155,340	$401,470	$310,448

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

CONTACT:
Pitney Bowes Inc.
Editorial:
Sheryl Y. Battles, 203-351-6808
VP, Corp. Communications
or
Financial:
Charles F. McBride, 203-351-6349
VP, Investor Relations
www.pitneybowes.com